Exhibit 99.1

PLX Board Announces Executive Management Change

David K. Raun to Replace Ralph H. Schmitt as Interim President and CEO

SUNNYVALE, Calif., Oct. 9, 2012 -- PLX Technology, Inc. (NASDAQ: PLXT), a leading global supplier of high-speed connectivity solutions enabling emerging data center architectures, today announced that the PLX® Board of Directors has appointed David K. Raun interim president and CEO, effective immediately, following the Board’s acceptance of the resignation of Ralph H. Schmitt as president and CEO.  Raun has held multiple leadership positions at PLX, including his most recent position as senior executive vice president and general manager.  Schmitt plans to pursue a leadership role at a different company and will stay on the PLX Board of Directors to help with continuity through the expected acquisition of PLX Technology by IDT.

“We have made great strides at progressing PLX over the past four years, and I want to thank the team for their relentless pursuit of excellence and being a leader in the markets we serve,” said Schmitt.  “Over this period we have built strong customer relationships that have allowed the company to grow revenues by approximately 45 percent and impact the architecture of data center solutions of the future.  We recently sold our Ethernet and satellite businesses in order to put PLX on a path to profitability.  This will give David a clean platform to work with and I have every confidence in his ability to take PLX into its next exciting chapter.”

“On behalf of the Board, I would like to thank Ralph for his dedication and exceptional leadership at PLX,” said James Guzy, PLX’s chairman.  “He has guided the company through challenging economic times while continuing to invest and expand its PCI Express leadership position.  We are pleased that Ralph will stay on with the board and we wish him the best of luck with his next challenge.”

“Our succession planning identified David over a year ago to lead PLX in the event of a management change,” said Michael Salameh, PLX’s former CEO and a current PLX board member.  “His tenure with PLX extends back to sampling the first PCI Express devices in late 2004 when he joined the company as the vice president of marketing.  He is not only a proven leader at PLX but also has more than 15 years of experience at the senior executive level in our industry.”

“I am honored that the board has asked me to serve as interim CEO for PLX Technology,” said Raun.  “PLX’s core values of winning, integrity, excellence and leadership are demonstrated by the dedication and talent of every employee.  It will be business as usual as we continue to execute to our roadmap and support our greatly valued customer base with leading-edge PCI Express products.  The team is committed and excited to see this continue as we become part of IDT in the future.”

About PLX Technology
PLX Technology, Inc. (NASDAQ: PLXT), based in Sunnyvale, Calif., USA, is an industry-leading global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets.  The company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance.  Visit PLX on plxtech.com, Facebook, Twitter and YouTube.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions.  All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement
This press release includes forward-looking statements.  These include statements regarding: our path to profitability, execution of our road map and our future acquisition by IDT.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements.  Factors that could cause actual results to differ materially include risks and uncertainties, such as the reduced demand for products of electronic equipment manufacturers that use PLX’s products; adverse economic conditions in general or those specifically affecting PLX’s markets; technical difficulties and delays in the development process; errors in the products; reduced backlog for PLX’s customers and unexpected expenses; uncertainties as to the timing of the proposed transaction with IDT; the risk that the transaction will not close because of a failure to satisfy one or more of the offer closing conditions (including regulatory approvals); the risk that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that PLX’s business will have been adversely impacted during the pendency of the transaction; the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated; and other economic, business and competitive factors affecting the businesses of IDT and PLX generally, including those set forth in the filings of  IDT and PLX with the SEC from time to time,.  Please also refer to the documents filed by PLX with the SEC from time to time, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011, and PLX’s quarterly reports on Forms10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  All forward-looking statements are made as of today, and the company assumes no obligation to update such statements.

Additional Information
These materials are for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer with respect to the acquisition of the Company will only be made through the prospectus, which is part of the registration statement on Form S-4, which contains an offer to purchase, form of letter of transmittal and other documents relating to the exchange offer, as well as the Tender Offer Statement on Schedule TO (collectively, and as amended and supplemented from time to time, the “Exchange Offer Materials”), each initially filed with the U.S. Securities and Exchange Commission (the “SEC”) by Integrated Device Technology, Inc. (“IDT”) on May 22, 2012. The registration statement has not yet become effective. In addition, the Company filed with the SEC on May 22, 2012 a solicitation/recommendation statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) with respect to the exchange offer. Investors and security holders are urged to carefully read these documents and the other documents relating to the transactions because these documents contain important information relating to the exchange offer and related transactions. Investors and security holders may obtain a free copy of these documents, as filed with the SEC, and other annual, quarterly and special reports and other information filed with the SEC by IDT or the Company, at the SEC’s website at www.sec.gov. In addition, such materials will be available from IDT or the Company, or by calling Innisfree M&A Incorporated, the information agent for the exchange offer, toll-free at (877) 456-3463 (banks and brokers may call collect at (212) 750-5833).

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Investor Relations Contact:
Leslie Green
Green Communications (for PLX)
(650) 312-9060
leslie@greencommunicationsllc.com

PLX Technology Contact:
David Hurd
Communication Director
Tel: (408) 328-3594
dhurd@plxtech.com